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                   Information to be Included in Statements
         Filed Pursuant to Rule 13(d), (b), (c) and (d) and Amendments
                     Thereto Filed Pursuant to Rule 13d-2


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)


                              RENTRAK CORPORATION
         -------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, NO PAR VALUE
              ---------------------------------------------------
                        (Title of Class of Securities)

                                   760174-2
                   -----------------------------------------
                                 (CUSIP Number)


     Check appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1 (b)
     [ ]  Rule 13d-1 (c)
     [X]  Rule 13d-1 (d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 760174-2                    13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
 1    (ENTITIES ONLY)

      Ron Berger

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2    (SEE INSTRUCTIONS)
                                                                (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,372,583 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0- shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,372,583 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0- shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,372,583 shares

------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [ ]
      Not Applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      11.98%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

                                                               PAGE 3 OF 4 PAGES

                                  Schedule 13G

Item 1(a) Name of Issuer:

          Rentrak Corporation

Item 1(b) Address of Issuer's Principal Executive Offices:

          7700 N.E. Ambassador Place
          One Airport Center
          Portland, Oregon 97220

Item 2(a) Name of Person Filing:

          Ron Berger

Item 2(b) Address of Principal Business Officer or, if None, Residence:

          7700 N.E. Ambassador Place
          One Airport Center
          Portland, Oregon 97220

Item 2(c) Citizenship:  USA

Item 2(d) Title of Class of Securities:  Common Stock, No Par Value

Item 2(e) CUSIP Number:  760174-2

Item 3    If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
          (c), check whether the person filing is a:

          Not Applicable

Item 4    Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount Beneficially Owned:

              1,372,583 shares

          (b) Percent of Class:  11.98%

          (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:

                    1,372,583 shares

              (ii)  Shared power to vote or to direct the vote:

                    0 shares

              (iii) Sole power to dispose or to direct the disposition of:

                    1,372,583 shares

              (iv)  Shared power to dispose or to direct the disposition of:

                    0 shares

                                                               PAGE 4 OF 4 PAGES

Item 5    Ownership of 5% or Less of a Class:

          Not Applicable

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

          Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

          Not Applicable

Item 8    Identification and Classification of Members of the Group:

          Not Applicable

Item 9    Notice of Dissolution of the Group:

          Not Applicable

Item 10   Certifications:

          Not Applicable



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            February 12, 1998
                                            ------------------------------------
                                            Date

                                            /s/ Ron Berger
                                            ------------------------------------
                                            Ron Berger